PROSPECTUS and	PRICING SUPPLEMENT NO. 8
PROSPECTUS SUPPLEMENT, each	Dated October 2, 2017
Dated April 7, 2017	Registration Statement No. 333-217193
Filed Pursuant to Rule 424(b)(2)

U.S. $20,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES G

Due 9 Months or More from Date of Issue

$300,000,000 2.650% Fixed Rate Senior Notes Due June 24, 2024

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The notes offered hereby constitute a further issuance of, and will be consolidated with, the $300 million aggregate principal amount of 2.650% Senior Notes Due June 24, 2024 issued by John Deere Capital Corporation on June 22, 2017. The notes offered hereby will have the same CUSIP number as the previously issued 2.650% Senior Notes Due June 24, 2024 and will trade interchangeably with the previously issued 2.650% Senior Notes Due June 24, 2024 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $600 million.

Accrued interest on the Notes also must be paid by the purchaser for the period from June 22, 2017 to the settlement date, which is expected to be October 5, 2017.

CUSIP / ISIN:		24422ETT6 / US24422ETT63

Date of Issue*:		October 5, 2017

Maturity Date:		June 24, 2024

Principal Amount:		$300,000,000

Price to Public:		99.291% plus accrued interest from June 22, 2017

Interest Payment Dates:		Semi-annually on June 24 and December 24, commencing on December 24, 2017 (long first coupon) and ending on the maturity date.

Regular Record Dates:		The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:		2.650% per annum

Redemption Provisions:		None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Deutsche Bank Securities Inc.	$90,000,000
	J.P. Morgan Securities LLC	90,000,000
	RBC Capital Markets, LLC	90,000,000
	Credit Suisse Securities (USA) LLC	10,000,000
	Loop Capital Markets LLC	10,000,000
	Standard Chartered Bank	10,000,000
	Total	$300,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 98.871% plus accrued interest from June 22, 2017. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

* Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.